Exhibit 1.05

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Software
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

Aurora Organic Dairy To Implement CDC Software’s CDC Factory

Solution To Remain Cost Competitive by Targeting 10 Percent

Efficiency Gains in less Than a Year

ATLANTA, SHANGHAI, May 3, 2010 — CDC Software Corporation (NASDAQ: CDCS), a hybrid enterprise software provider of on-premise and cloud deployments, today announced that Aurora Organic Dairy, a leading North American organic private-label producer of milk-based products, plans to implement CDC Factory, a manufacturing operations management (MOM) solution, at its Platteville, Colo. plant to help maintain margins, while remaining price competitive for consumers during the price-sensitive post-recessionary economic climate.

Headquartered in Boulder, Colo., Aurora Organic Dairy is a privately held vertically integrated “from cow to carton” organic dairy producer that operates its manufacturing facility just outside of Denver. The company specializes in private-label and store-brand milk and butter, cream, and non-fat dry milk for large grocery retailers and natural food stores. It also supplies industrial customers with bulk milk, cream, butter, and non-fat dry milk.

After years of double digit growth, recessionary-driven changes in consumer spending have challenged the company’s expansion. As shoppers continue to make value-based decisions at the checkout, more expensive organic alternatives are proving less attractive. To offset this trend, Aurora Organic Dairy has established an Operational Excellence program to rapidly reduce their manufacturing costs without spending significant capital.

This program included the need for real-time plant metrics such as Overall Equipment Effectiveness (OEE), in addition to restructuring the plant workplace to enable workers to be more responsive to what is happening on the plant floor. Following a thorough two month evaluation of software solutions, Aurora selected CDC Factory because it was designed to suit the needs of an hourly paid workforce and was the only solution with out-of-the-box functionality with proven fast implementation times of about six weeks.

“We are looking forward to working with CDC Software because they spoke our language from the very beginning,” said John Beutler, plant manager at Aurora Organic Dairy. “They were the only vendor that offered a holistic solution with out-of-the-box functionality that could support our continuous improvement processes and begin delivering results quickly. We are on track for delivering our initial improvement campaigns within 12 weeks from project commencement. Therefore, I am confident we will reach our goal of 10 percent efficiency gains within the year.”

CDC Factory is a platform that is used to standardize improved daily work control practices and formalize the continuous improvement initiatives already in place. CDC Factory integrates the functionality of shop floor data capture, packaged metrics like OEE, analytics and scorecards, continuous improvement capabilities and paperless quality management. The technology is combined with a proven change method that focuses on developing a structure of daily performance reviews to drive better performance every run, every shift, every day. The process develops operator skills so they are able to drive their own improvements and is deployed typically in less than six weeks per factory.

About Aurora Organic Dairy

Aurora Organic specializes in private-label and store-brand milk and butter, cream, and non-fat dry milk for large grocery retailers and natural food stores. It also supplies industrial customers with bulk milk, cream, butter, and non-fat dry milk. The company has agreements with Colorado and Texas farmers who operate 50,000 acres of organic farmland and supplies Aurora with organic feed and pasture for its cows. With its clean-living herds, Aurora works to make organic dairy products widespread and affordable.

About CDC Factory

CDC Factory is a packaged manufacturing operations management system that transforms manufacturing performance by empowering people to make real-time actionable decisions. By standardizing the best practices of lean manufacturing, OEE (Overall Equipment Effectiveness) and continuous improvement, CDC Factory provides a real-time framework that integrates scheduling, operations, quality and maintenance. Specifically designed for food and beverage, pharmaceutical packaging and consumer packaged goods manufacturers, CDC Factory enables real-time decision making to support a demand-driven strategy at all levels in the organization, from factory floor operators to executive management. Leading manufacturers are using CDC Factory to reduce operating costs and waste, unlock hidden capacity, improve customer service and employee satisfaction, while minimizing risk by assuring regulatory compliance. For more information, visit: www.cdcfactory.com.

About CDC Software

CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a hybrid enterprise software provider of on-premise and cloud deployments. Leveraging a service-oriented architecture (SOA), CDC Software offers multiple delivery options for their solutions including on-premise, hosted, cloud-based Software as a Service (SaaS) or blended-hybrid deployment offerings. CDC Software’s solutions include enterprise resource planning (ERP), manufacturing operations management, enterprise manufacturing intelligence, supply chain management (demand management, order management and warehouse and transportation management), e-Commerce, human capital management, customer relationship management (CRM), complaint management and aged care solutions.

CDC Software’s recent acquisitions are part of its “acquire, integrate, innovate and grow” strategy. Fueling the success of this strategy is the company’s global scalable business and technology infrastructure featuring multiple complementary applications and services, domain expertise in vertical markets, cost effective product engineering centers in India and China, a highly collaborative and fast product development process utilizing Agile methodologies, and a worldwide network of direct sales and channel operations. This strategy has helped CDC Software deliver innovative and industry-specific solutions to more than 6,000 customers worldwide within the manufacturing, distribution, transportation, retail, government, real estate, financial services, health care, and not-for-profit industries. For more information, please visit www.cdcsoftware.com.

About CDC Corporation

The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, and outsourced R&D and application development, CDC Games focused on online games, and China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to our beliefs regarding our solutions’ ability to our customers expand business, increase capacity, reduce costs, engage workforces, increase line efficiencies, improve labor utilization, reduce changeover times, address variability and minor stops, and/or standardize metrics and data, our beliefs regarding CDC Factory’s ability to provide real-time workforce empowerment and real-time visibility into operating metrics, beliefs regarding the suitability of CDC Factory for any particular business or customer, our ability to manage change within an organization and incorporate best practices, our beliefs regarding the adoption of CDC Factory by food manufacturers and the reasons therefore, our ability to continue to grow in the future and focus on the global food manufacturing industry, the ability of CDC Factory to address the needs of process manufacturers such as the ability improve efficiencies, improve production, yields, feedback, visibility and accountability into plant floor metrics, operations and customer order fill rates, the ability of our products to provide key functionality, allow better decision making, drive cost savings and provide competitive advantages, reduce downtime due to inefficiency, improve changeover time, portion control and accountability, increase output, throughput and accuracy of root-cause analyses, realize additional cost savings, operating margins and competitive advantages, the ease and timing of deploying our solutions, and the ability to realize upfront value using our products and other statements we may make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of market; the continued ability of CDC Factory solutions to address process manufacturer’s business requirements; demand for and market acceptance of new and existing manufacturing operations management solutions; and development of new functionalities which would allow companies to compete more effectively. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, and those of our ultimate parent company, CDC Corporation. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.